**Lynette Yiadom-Boakye**
(b. 1977)



This past April, Masterworks exited a smaller Yiadom-Boakye portrait, realizing a 17% total net return over a 144 day hold period. Past performance not indicative of future returns. See Investment Thesis for performance disclosures.

INVESTMENT THESIS

Initial Offering Price
$1,332,000

Offering Circular
sec.gov

Similar Sales | Record Price



$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
13
15
17
19
21
23

Price Appreciation of Similar Works
31.8%

| Sharpe Ratio (2013-2020) | watch video |
|---|---|
| Lynette Yiadom-Boakye | Not enough data |
| S&P 500 | 1.22 |

0% Progress

MEMBERS ONLY

## Lynette Yiadom-Boakye
(b. 1977)

**Why we like this offering**

1. Lynette Yiadom-Boakye is an acclaimed British-Ghanaian painter and writer recognized for her timeless figurative paintings that explore memory and imagination.
2. The Artwork is a prime example of Lynette Yiadom-Boakye's large-scale multi-figure paintings of imagined Black figures in her signature ambiguous shadowy environments.
3. Artworks similar in scale, style, and period are led by *Diplomacy III* (2009), which sold for $1,950,000 at Christie's in May 11, 2021, followed by *Diplomacy I* (2009), which sold for $1,733,732 at Christie's in June 2023.
4. Five of Lynette Yiadom-Boakye's top ten auction records were sold since 2023, including her top record which realized $3.6m in October 2023, and her second highest auction price record which realized $2.95m in May 2024.
5. Four of the top ten auction records are multi-figure narrative scenes, making the work a commercially desirable format.
6. A major international survey of the artist's work, titled "Lynette Yiadom-Boakye: Fly in League with the Night," finished in February 2023 at the Tate Britain in London. Drumming up global market attention, the exhibition brought together around 70 works from 2003 to the present day in the most extensive survey of the artist's career to date.
7. Yiadom-Boakye was awarded the prestigious Carnegie Prize in 2018 and was the 2012 recipient of the Pinchuk Foundation Future Generation Prize. Showing distinction and academic reverence for her oeuvre.

*"Total net return" refers to the percentage change of the amount distributable in respective Class A shares net of all fees and expenses in relation to the initial offering price, calculated from the initial offering date to the date the sale is consummated.

*Masterworks has completed 22 exits across their over 400 offerings to date with illustrative total net returns of 20.3%, 31.7%, and 32.6%. * *Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.* *

### Artist Metrics

| 2023 Total Auction Sales | 2023 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $7,475,496 | 10 | $2,979,020 |

Turnover by Year



6M
4.5M
3M
1.5M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
13
9.75
6.5
3.25
11 12 13 14 15 16 17 18 19 20 21 22

| | |
|---|---|
| Initial Offering Price | **$1,332,000** |
| Offering Circular | sec.gov/edgar |

### Painting





### About Lynette Yiadom-Boakye

Lynette Yiadom-Boakye (b. 1977, London) is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments. Existing outside the bounds of space and time, the fictitious Black figures in her portraits illustrate mundane moments of joy and peace and raise questions about identity and representation. In 2019, Yiadom-Boakye was featured in Ghana's first pavilion at the Venice Biennale.

INVEST NOW

# LYNETTE YIADOM-BOAKYE

b. 1977, UNITED KINGDOM



Oil on canvas | 91 × 98 in.

Lynette Yiadom-Boakye is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments.

**$1,332,000**
INITIAL OFFERING

**31.8%**
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

**45.0%**
ANNUAL APPRECIATION OF RECORD PRICES[3]

**24.0%**
MEDIAN APPRECIATION OF REPEAT SALES[4]

The Artwork is a prime example of Lynette Yiadom-Boakye's large-scale multi-figure paintings of imagined Black figures in her signature ambiguous shadowy environments. Lynette Yiadom-Boakye paints fictitious scenes outside the bounds of time and space to challenge the role of Black people in the history of figure painting. The Artwork's title and the figures' suiting implies that the scene is a stern business meeting, but many questions about the narrative remain a mystery. Four of Lynette Yiadom-Boakye's auction records are multi-figure narrative scenes, making the work a commercially desirable format. The Artwork is a large-scale canvas painting of four middle-age Black men in suits sitting round a table and drinking tea. The figures all appear focused on a document held by the man on the far right with focused, contemplative expressions. The figures are deeply engaged with one another, not concerned with the viewer. The table blends into the ambiguous shadowy brown background. Artworks similar in scale, style, and period are led by Diplomacy III (2009), which sold for $1,950,000 at Christie's New York on May 11, 2021, followed by Diplomacy I (2009), which sold for $1,733,732 (£1,371,000) at Christie's London on June 28, 2023, and Les Partisans (The Partisans) (2009), which sold for $1,212,531 (£1,002,000) at Christie's London on February 28, 2023.

Lynette Yiadom-Boakye is represented by Jack Shainman Gallery and Corvi-Mora Gallery. In 2022, she was the subject of a major solo exhibition at the Tate in London titled Fly in League with the Night, which traveled to Moderna Museet in Stockholm, K20 in Dusseldorf, and MUDAM in Luxembourg. The following year, the Guggenheim Bilbao organized her solo exhibition, No Twilight Too Mighty. In addition to an impressive exhibition history, Yiadom-Boakye's paintings are held in prestigious permanent collections around

**HER AUCTION RECORDS ARE LED BY SIX BIRDS IN THE BUSH (2015), WHICH SOLD FOR $3,602,765 (£2,952,000) AT SOTHEBY'S LONDON ON OCTOBER 12, 2023, DIPLOMACY III (2009), WHICH SOLD FOR $1,950,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND 11PM SUNDAY (2011), WHICH SOLD FOR $1,744,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.**

the world, including the Tate Modern in London, the Victoria & Albert Museum in London, the Museum of Modern Art in New York, the Studio Museum in New York, the San Francisco Museum of Modern Art, the Institute of Contemporary Art in Boston, the Dallas Museum of Art, the Kunstmuseum Basel in Switzerland, the Museum of Contemporary Art in Los Angeles, and the Yale Center for British Art in Connecticut, among many others. She is considered a leader in the art market's renewed interest in portraiture, and four of her top ten auction records have been achieved since the beginning of 2023. Her auction records are led by Six Birds in the Bush (2015), which sold for $3,602,765 (£2,952,000) at Sotheby's London on October 12, 2023, Diplomacy III (2009), which sold for $1,950,000 at Christie's New York on May 11, 2021, and 11pm Sunday (2011), which sold for $1,744,000 at Sotheby's New York on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$158,434
$76,417
$223,500
$118,750
$206,278
$1,950,000
$1,733,732
$1,212,531
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

Lynette Yiadom-Boakye (b. 1977, London, United Kingdom) is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments. Born and raised in London to Ghanaian parents, Yiadom-Boakye attended the Central Saint Martins College of Art and Design for a year before transferring to Falmouth College of Arts in 1997. She graduated in 2000 and went on to receive her master's of fine arts from the Royal Academy Schools in 2003. Inspired by the techniques of the early twentieth-century and the subjects of contemporary artists like Edgar Degas, Édouard Manet, Walter Sickert, Lisa Yuskavage, Chris Offili, and Isaac Julien, Yiadom-Boakye developed a layered, quick, and loose brushstroke style with a dark, restrained palette. Existing outside the bounds of space and time, the fictitious Black figures in her portraits illustrate mundane moments of joy and peace and raise questions about identity and representation. In 2010, Yiadom-Boakye held her first solo exhibition, Essays and Documents, at Jack Shainman Gallery in New York. She has since been celebrated for her prolific contribution to contemporary painting, receiving the Pinchuk Foundation Future Generation Prize in 2012, the Carnegie Prize in 2018, and being nominated as a finalist for Turner Prize in 2013. In 2019, she was featured in Ghana's first pavilion at the Venice Biennale. Yiadom-Boakye continues to live and work in London.





LYNETTE YIADOM-BOAKYE



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Lynette Yiadom-Boakye with the following criteria: Multi-figure paintings on canvas created after 2005. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 31.8% CAGR implied from selected sales occurring from October 18, 2013, to June 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Lynette Yiadom-Boakye have a record price compound annual growth rate ("CAGR") of 45.0% from October 17, 2013 to December 31, 2023. This calculation is based on (i) a record price of $67,124 on October 17, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,979,020, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

** Lynette Yiadom-Boakye as quoted in "An Introduction to Lynette Yiadom-Boakye," Tate, accessed August 3, 2023, https://www.tate.org.uk/art/artists/lynette-yiadom-boakye-16784/introduction-lynette-yiadom-boakye.

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